Exhibit 10.18

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Bitcoin Depot

3343 Peachtree Rd NE Suite 750

Atlanta, GA, 30326

678-435-9604

Bitcoindepot.com

October 25, 2022

Dear Glen:

On behalf of Lux Vending, LLC d/b/a Bitcoin Depot(“Bitcoin Depot”) it is my pleasure to extend you an offer of Full-time employment with Bitcoin Depot as Chief Financial Officer contingent on the successful completion of a background check,motor vehicle report and pre-employment drug screen. We are excited about you joining Bitcoin Depot.

If you accept this offer, you will report to the COO. The starting salary offered for this position is

$250,000 annually, less applicable taxes and deductions, payable in accordance with our standard payroll process.You will also be eligible for a discretionary annual bonus of $100,000 based on the overall performance of Bitcoin Depot as a company and personal KPIs as established by you and the COO (or your then-current supervisor).

Your tentative start date will be November7, 2022 remotely. This offer is not to be considered a contract guaranteeing employment for any specific duration and your employment, at all times, will remain at-will. As an at-will employee, both you and Bitcoin Depot have the right to terminate your employment at any time with or without cause.If you do not pass the background check, motor vehicle report and pre-employment drug screen, this offer of employment will be rescinded. Further, your offer of employment is conditioned on you executing Bitcoin Depot’s Employment Covenants Agreement (as provided by Bitcoin Depot) and successfully completing all onboarding requirements.

You will also be eligible to receive certain benefits via Bitcoin Depot’s standard benefits program. Bitcoin Depot’s benefits package includes paid holidays, determined annually by Bitcoin Depot, paid-time-off and health benefits, subject to certain restrictions described in our employee handbook and in the benefit plan documents. You are eligible to accrue vacation time determined at 4.62 hours per pay period. This is equivalent to 15 days on an annual basis.

As a new employee of Bitcoin Depot, you will have an introductory period of 90 calendar days beginning with your first day of work. The introductory period will provide you an opportunity to learn about Bitcoin Depot and to demonstrate your ability to perform your new job efficiently. During this first 90 days, your job performance, hours, attendance and attitude will be carefully monitored and reviewed by your supervisor. At the end of the introductory period, your supervisor will evaluate your performance and make a recommendation concerning continued future employment. Your 90-day introductory period does not create a contract of employment between you and Bitcoin Depot for any period of time. Both before and after the introductory period, your employment with Bitcoin Depot will be “at will,” which means that it is not for a specified period and may be terminated either by you or Bitcoin at any time with or without cause or advance notice.

On your first day of employment, Bitcoin Depot will provide additional information about the company’s objectives, policies, benefit programs, and general employment conditions. To fulfill federal identification requirements, you should bring documentation to support your identity and eligibility to work in the United States. For example,a valid U.S. passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility.

Additionally, a current driver’s license or voter’s registration card in addition to a social security card or a certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on the

Form I-9 of the U.S. Citizenship and Immigration Services. Please contact Human Resource, at HR@bitcoindepot.com if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.

If you wish to accept this offer, please return a signed copy of this offer letter by the close of business on October 26, 2022. After that date, the offer will have expired.We are pleased to have you join our organization as a member of what we feel is a company that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact Human Resource, at HR@bitcoindepot.com. We look forward to working with you and hope you will find your employment a rewarding experience.

Sincerely,

Accepted and Agreed to by:

Severance to be included in employment agreeement

1.
Severance Upon Termination of Employment by Employer Without Cause. Employer agrees to pay Employee certain severance monies in the event that Employer terminates the employment relationship without cause. Termination with cause includes but is not limited to termination based on any of the following grounds: (1) poor performance, which shall mean Employee’s failure to satisfactorily perform Employee’s job duties, as shall be determined in the sole and absolute discretion of Employer’s President and CEO, Brandon Mintz; (2) violation of Employer’s policies; (3) fraud, misappropriation, embezzlement or acts of similar dishonesty; (4) conviction of a felony;(5) misconduct that may subject Employer the criminal or civil liability; and/or (6) breach of any of the material terms of this Agreement.Employee shall not be entitled to any severance monies if Employee terminates the employment relationship for any reason.Severance monies owed to Employee, if any, shall be determined based on Employee’s service time as follows:

a.
Service Time of Less Than One Year. If Employer terminates the employment relationship without cause and Employee has worked for Employer for less than one full year, Employee shall be entitled to severance monies equivalent to twenty-five percent (25%) of Employee’s annual base salary.

b.
Service Time of One Year But Less Than Two Years. If Employer terminates the employment relationship without cause and Employee has worked for Employer for at least one full year but less than two years, Employee shall be entitled to severance monies equivalent to fifty percent (50%) of Employee’s annual base salary.

c.
Service Time of Two Years or More. If Employer terminates the employment relationship without cause and Employee has worked for Employer for at least two full years, Employee shall be entitled to severance monies equivalent to seventy-five percent (75%) of Employee’s annual base salary.

Future Potential Compensation

Bitcoin Depot is currently working toward a SPAC transaction. Should Bitcoin Depot become a public entity within 12 months of this offer you will be moved to the following compensation structure. The exact details of the equity comp structure is being fully defined by the Comp Consultant.

Base Salary - $300,000 Annual Bonus - $100,000

Annual Equity Grant of $525,000 of RSUs.

50% of the RSU’s will vest based on performance

50% of RSU’s will vest based on time quarterly over a 3 year period with a 1 year cliff.

Should there be a change of control transaction and you are termination within 6 months following the change of control transaction any unvested equity would accelerate its vesting.